Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2017 SECOND QUARTER RESULTS

GRAND RAPIDS, Mich., July 27, 2017 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2017 net income of $5.9 million, or $0.27 per diluted share, versus net income of $6.4 million, or $0.30 per diluted share, in the prior-year period. The decrease in second quarter 2017 results as compared to 2016 primarily reflects increases in the provision for loan losses and in non-interest and income tax expenses that were partially offset by increases in net interest income and in non-interest income.

For the six months ended June 30, 2017, the Company reported net income of $11.9 million, or $0.55 per diluted share, compared to net income of $10.5 million, or $0.48 per diluted share, in the prior-year period. The increase in 2017 year-to-date results as compared to 2016 is primarily due to increases in net interest income and non-interest income that were partially offset by increases in the provision for loan losses as well as in non-interest and income tax expenses.

Second quarter 2017 highlights include:

•	A year-over-year increase in quarterly net interest income of $1.9 million, or 9.5%;
•	A year-over-year increase in quarterly net gains on mortgage loans of $0.8 million, or 32.2%;
•	Continued improvement in asset quality metrics with a $3.4 million, or 23.6%, decline in non-performing assets;
•	Total portfolio loan net growth of $140.9 million, or 33.8% annualized;
•	Closing on the sale of the Company’s payment plan processing business (Mepco Finance Corporation) and related assets in May 2017;
•	A 2.8% increase in tangible book value per share to $12.22 at June 30, 2017 from $11.89 at Mar. 31, 2017; and
•	The payment of a ten cent per share dividend on common stock on May 15, 2017.

The second quarter of 2017 included a $0.65 million ($0.02 per diluted share, after tax) decline in the fair value of capitalized mortgage loan servicing rights due to price. The second quarter of 2016 included a $0.65 million ($0.02 per diluted share, after tax) impairment charge on capitalized mortgage loan servicing rights as well as a $0.28 million income tax benefit ($0.01 per diluted share) resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-09 “Compensation – Stock Compensation (718) Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”).

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “Excluding the after-tax, two cent per diluted share, charge related to a decline in price of our capitalized mortgage loan servicing rights, our second quarter 2017 results met our expectations and included a provision for loan losses expense of $0.6 million. Strong loan origination activity led to significant loan growth, increased net interest income and a rise in net gains on mortgage loans. We were particularly pleased with the sequential quarterly growth in net interest income despite the impact of the sale of our high yielding payment plan receivables in May 2017 and a $0.36 million decline in interest recoveries on previously charged off or non-accrual loans. As we look ahead to the remainder of 2017 and beyond, we are focused on building on the momentum generated in the first half of 2017.”

Operating Results

The Company’s net interest income totaled $21.5 million during the second quarter of 2017, an increase of $1.9 million, or 9.5% from the year-ago period, and up slightly from the first quarter of 2017. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.60% during the second quarter of 2017, compared to 3.52% in the year-ago period, and 3.69% in the first quarter of 2017. The year-over-year quarterly increase in net interest income is due to increases in both average interest-earning assets and in the net interest margin. Average interest-earning assets were $2.42 billion in the second quarter of 2017, compared to $2.26 billion in the year ago quarter and $2.37 billion in the first quarter of 2017.

For the first six months of 2017, net interest income totaled $43.0 million, an increase of $3.6 million, or 9.0% from 2016. The Company’s net interest margin for the first six months of 2017 was 3.65% compared to 3.57% in 2016. The increase in net interest income for the first six months of 2017 is due to increases in both average interest-earning assets and in the net interest margin.

Non-interest income totaled $10.4 million and $20.8 million, respectively, for the second quarter and first six months of 2017, compared to $9.6 million and $17.4 million in the respective comparable year ago periods. These increases were primarily due to growth in net revenues from the Company’s mortgage banking activities (net gains on mortgage loans and net mortgage loan servicing income). Both service charges on deposit accounts and interchange income also grew year-over-year.

Net gains on mortgage loans were $3.3 million in the second quarter of 2017, compared to $2.5 million in the year-ago quarter. For the first six months of 2017, net gains on mortgage loans totaled $5.9 million compared to $4.2 million in 2016. Mortgage loan origination and sales volumes have increased in 2017 primarily due to the expansion of the Company’s mortgage banking operations (opening additional loan production offices) that principally occurred in the last quarter of 2016 and first quarter of 2017.

Mortgage loan servicing generated a loss of $0.2 million and $0.3 million in the second quarters of 2017 and 2016, respectively. For the first six months of 2017, mortgage loan servicing generated income of $0.7 million as compared to a loss of $1.3 million in 2016. This activity is summarized in the following table:

	Three Months Ended		Six Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016
Mortgage loan servicing:	(Dollars in thousands)
Revenue, net	$1,073	$1,021	$2,162	$2,050
Fair value change due to price	(648)	--	(503)	--
Fair value change due to pay-downs	(583)	--	(992)	--
Amortization	--	(709)	--	(1,266)
Impairment (charge) recovery	--	(646)	--	(2,096)
Total	$(158)	$(334)	$667	$(1,312)

Effective on Jan. 1, 2017, the Company adopted the fair value accounting method for capitalized mortgage loan servicing rights.

Non-interest expenses totaled $22.8 million in the second quarter of 2017, compared to $20.9 million in the year-ago period. For the first six months of 2017, non-interest expenses totaled $46.3 million versus $42.9 million in 2016. These year-over-year increases in non-interest expenses were primarily due to increases in compensation and employee benefits largely related to the aforementioned expansion of the Company’s mortgage banking operations.

The Company recorded an income tax expense of $2.7 million and $5.3 million in the second quarter and first six months of 2017, respectively. This compares to an income tax expense of $2.6 million and $4.6 million in the second quarter and first six months of 2016, respectively. The second quarter and year-to-date 2016 income tax expense was reduced by a credit of approximately $0.3 million due to the adoption of ASU 2016-09.

Asset Quality

Commenting on asset quality, President and CEO Kessel added: “We continue to make progress in further improving asset quality, as evidenced by declines in non-performing loans and assets. In addition, thirty- to eighty-nine day delinquency rates at June 30, 2017 were 0.03% for commercial loans and 0.52% for mortgage and consumer loans. These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2017	12/31/2016	6/30/2016
	(Dollars in thousands)
Commercial	$754	$5,163	$3,710
Consumer/installment	754	907	905
Mortgage	7,034	7,294	6,264
Payment plan receivables	--	--	18
Total	$8,542	$13,364	$10,897
Ratio of non-performing loans to total portfolio loans	0.47%	0.83%	0.69%
Ratio of non-performing assets to total assets	0.41%	0.72%	0.67%
Ratio of the allowance for loan losses to non-performing loans	241.00%	151.41%	208.42%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have declined $4.8 million, or 36.1%, from Dec. 31, 2016. This decline primarily reflects the pay-off or liquidation of non-performing commercial loans. ORE and repossessed assets totaled $2.4 million at June 30, 2017, compared to $5.0 million at Dec. 31, 2016.

The provision for loan losses was an expense of $0.6 million and a credit of $0.7 million in the second quarters of 2017 and 2016, respectively. The provision for loan losses was an expense of $0.2 million and a credit of $1.3 million in the first six months of 2017 and 2016, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans and loan net charge-offs. The Company recorded loan net charge-offs of $0.04 million (0.01% annualized of average loans) and loan net recoveries of $0.95 million (0.24% annualized of average loans) in the second quarters of 2017 and 2016, respectively. For the first six months of 2017 and 2016, the Company recorded loan net recoveries of $0.1 million (0.02% annualized of average loans) and $1.4 million (0.18% of average loans), respectively. The year-to-date change in 2017 was due primarily to a decline in recoveries of previously charged-off commercial loans. At June 30, 2017, the allowance for loan losses totaled $20.6 million, or 1.14% of portfolio loans, compared to $20.2 million, or 1.26% of portfolio loans, at Dec. 31, 2016.

Balance Sheet, Liquidity and Capital

Total assets were $2.67 billion at June 30, 2017, an increase of $116.4 million from Dec. 31, 2016. Loans, excluding loans held for sale, were $1.81 billion at June 30, 2017, compared to $1.61 billion at Dec. 31, 2016.

Deposits totaled $2.25 billion at June 30, 2017, an increase of $20.5 million from Dec. 31, 2016. The increase in deposits is primarily due to growth in checking, savings and brokered deposit account balances that was partially offset by a decline in time deposits.

Cash and cash equivalents totaled $59.8 million at June 30, 2017, versus $83.2 million at Dec. 31, 2016. Securities available for sale totaled $583.7 million at June 30, 2017, versus $610.6 million at Dec. 31, 2016.

Total shareholders’ equity was $262.5 million at June 30, 2017, or 9.85% of total assets. Tangible common equity totaled $260.7 million at June 30, 2017, or $12.22 per share. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2017	12/31/2016	Well Capitalized Minimum

Tier 1 capital to average total assets	9.93%	9.90%	5.00%
Tier 1 common equity to risk-weighted assets	13.26%	13.87%	6.50%
Tier 1 capital to risk-weighted assets	13.26%	13.87%	8.00%
Total capital to risk-weighted assets	14.37%	15.02%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 23, 2017, the Board of Directors of the Company authorized a share repurchase plan. Under the terms of the 2017 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock. The repurchase plan is authorized to last through Dec. 31, 2017. Thus far in 2017, the Company has not repurchased any shares.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, July 27, 2017.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL: http://services.choruscall.com/links/ibcp170727.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10109901). The replay will be available through Aug. 3, 2017.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.7 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements about profitability, business lines and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2017	December 31, 2016
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$35,513	$35,238
Interest bearing deposits	24,255	47,956
Cash and Cash Equivalents	59,768	83,194
Interest bearing deposits - time	5,339	5,591
Trading securities	286	410
Securities available for sale	583,725	610,616
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,543	15,543
Loans held for sale, carried at fair value	45,693	35,946
Payment plan receivables and other assets held for sale	-	33,360
Loans
Commercial	828,778	804,017
Mortgage	674,499	538,615
Installment	308,400	265,616
Total Loans	1,811,677	1,608,248
Allowance for loan losses	(20,586)	(20,234)
Net Loans	1,791,091	1,588,014
Other real estate and repossessed assets	2,368	5,004
Property and equipment, net	39,356	40,175
Bank-owned life insurance	54,003	54,033
Deferred tax assets, net	25,201	32,818
Capitalized mortgage loan servicing rights	14,515	13,671
Vehicle service contract counterparty receivables, net	2,091	2,271
Other intangibles	1,759	1,932
Accrued income and other assets	24,629	26,372
Total Assets	$2,665,367	$2,548,950

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$720,713	$717,472
Savings and interest-bearing checking	1,035,469	1,015,724
Reciprocal	46,612	38,657
Time	410,136	453,866
Brokered time	33,289	-
Total Deposits	2,246,219	2,225,719
Other borrowings	85,524	9,433
Subordinated debentures	35,569	35,569
Other liabilities held for sale	-	718
Accrued expenses and other liabilities	35,602	28,531
Total Liabilities	2,402,914	2,299,970

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,334,740 shares at June 30, 2017 and 21,258,092 shares at December 31, 2016	324,231	323,745
Accumulated deficit	(57,966)	(65,657)
Accumulated other comprehensive loss	(3,812)	(9,108)
Total Shareholders’ Equity	262,453	248,980
Total Liabilities and Shareholders’ Equity	$2,665,367	$2,548,950

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$19,949	$19,858	$18,208	$39,807	$36,764
Interest on securities
Taxable	2,781	2,754	2,480	5,535	4,724
Tax-exempt	511	455	282	966	530
Other investments	292	312	297	604	603
Total Interest Income	23,533	23,379	21,267	46,912	42,621
Interest Expense
Deposits	1,478	1,443	1,152	2,921	2,266
Other borrowings	563	470	485	1,033	962
Total Interest Expense	2,041	1,913	1,637	3,954	3,228
Net Interest Income	21,492	21,466	19,630	42,958	39,393
Provision for loan losses	583	(359)	(734)	224	(1,264)
Net Interest Income After Provision for Loan Losses	20,909	21,825	20,364	42,734	40,657
Non-interest Income
Service charges on deposit accounts	3,175	3,009	3,038	6,184	5,883
Interchange income	2,005	1,922	1,976	3,927	3,854
Net gains (losses) on assets
Mortgage loans	3,344	2,571	2,529	5,915	4,171
Securities	(34)	27	185	(7)	347
Mortgage loan servicing, net	(158)	825	(334)	667	(1,312)
Title insurance fees	323	264	253	587	541
Other	1,791	1,721	1,933	3,512	3,905
Total Non-interest Income	10,446	10,339	9,580	20,785	17,389
Non-Interest Expense
Compensation and employee benefits	13,380	14,147	12,000	27,527	23,881
Occupancy, net	1,920	2,142	1,856	4,062	4,063
Data processing	1,937	1,937	1,936	3,874	4,037
Furniture, fixtures and equipment	1,005	977	965	1,982	1,949
Communications	678	683	722	1,361	1,610
Loan and collection	670	413	571	1,083	1,396
Advertising	519	506	478	1,025	955
Legal and professional	389	437	345	826	758
Interchange expense	292	283	267	575	533
FDIC deposit insurance	202	198	331	400	665
Credit card and bank service fees	136	191	198	327	385
Net (gains) losses on other real estate and repossessed assets	91	11	(159)	102	(165)
Other	1,542	1,644	1,385	3,186	2,873
Total Non-interest Expense	22,761	23,569	20,895	46,330	42,940
Income Before Income Tax	8,594	8,595	9,049	17,189	15,106
Income tax expense	2,663	2,621	2,611	5,284	4,568
Net Income	$5,931	$5,974	$6,438	$11,905	$10,538
Net Income Per Common Share
Basic	$0.28	$0.28	$0.30	$0.56	$0.49
Diluted	$0.27	$0.28	$0.30	$0.55	$0.48

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
	(unaudited)
	(dollars in thousands except per share data)
Three Months Ended
Net interest income	$21,492	$21,466	$20,250	$19,998	$19,630
Provision for loan losses	583	(359)	130	(175)	(734)
Non-interest income	10,446	10,339	13,201	11,708	9,580
Non-interest expense	22,761	23,569	24,878	22,529	20,895
Income before income tax	8,594	8,595	8,443	9,352	9,049
Income tax expense	2,663	2,621	2,588	2,979	2,611
Net income	$5,931	$5,974	$5,855	$6,373	$6,438

Basic earnings per share	$0.28	$0.28	$0.28	$0.30	$0.30
Diluted earnings per share	0.27	0.28	0.27	0.30	0.30
Cash dividend per share	0.10	0.10	0.10	0.08	0.08

Average shares outstanding	21,331,363	21,308,396	21,248,343	21,232,252	21,280,926
Average diluted shares outstanding	21,646,941	21,638,768	21,587,283	21,548,647	21,639,077

Performance Ratios
Return on average assets	0.92%	0.95%	0.91%	1.02%	1.06%
Return on average common equity	9.15	9.63	9.29	10.20	10.66
Efficiency ratio (1)	70.29	73.29	74.19	70.25	71.27

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.94%	4.02%	3.77%	3.81%	3.81%
Interest expense	0.34	0.33	0.32	0.30	0.29
Net interest income	3.60	3.69	3.45	3.51	3.52

Average Balances
Loans	$1,782,953	$1,690,003	$1,655,222	$1,616,681	$1,577,026
Securities available for sale	592,594	599,451	605,781	593,013	591,648
Total earning assets	2,423,283	2,371,705	2,365,517	2,294,644	2,258,536
Total assets	2,598,605	2,559,487	2,549,108	2,482,002	2,447,910
Deposits	2,239,605	2,233,853	2,223,446	2,158,987	2,131,788
Interest bearing liabilities	1,595,984	1,574,306	1,547,856	1,499,932	1,506,335
Shareholders' equity	260,095	251,566	250,735	248,678	242,800

End of Period
Capital
Tangible common equity ratio	9.79%	9.78%	9.70%	9.81%	9.99%
Average equity to average assets	10.01	9.83	9.84	10.02	9.92
Tangible book value per share	$12.22	$11.89	$11.62	$11.72	$11.49
Total shares outstanding	21,334,740	21,327,796	21,258,092	21,227,974	21,315,881

Selected Balances
Loans	$1,811,677	$1,670,747	$1,608,248	$1,607,354	$1,582,122
Securities available for sale	583,725	608,964	610,616	603,112	599,755
Total earning assets	2,486,518	2,411,369	2,355,703	2,347,072	2,264,079
Total assets	2,665,367	2,596,482	2,548,950	2,538,319	2,452,696
Deposits	2,246,219	2,263,059	2,225,719	2,206,960	2,128,292
Interest bearing liabilities	1,646,599	1,597,417	1,553,249	1,528,890	1,497,169
Shareholders' equity	262,453	255,475	248,980	250,902	246,923

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 35%